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                                                                    EXHIBIT 99.1

                                 PRESS RELEASE

                                January 29, 1998

                      SOCO AND TERRITORIAL ANNOUNCE MERGER


Territorial Resources, Inc. (Territorial) announces that, subject to certain conditions, it has agreed to a merger between Territorial and a wholly owned subsidiary of SOCO International plc (SOCO), a UK corporation whose shares are listed for trading on the London Stock Exchange. The value of the proposed transaction is approximately US $14.2 million for the approximately 10.2 million shares of Territorial. The proposed transaction is subject to obtaining appropriate regulatory and shareholders' approvals.

To satisfy conditions precedent to the transaction, Territorial will call a meeting of its shareholders to approve a reverse split of its shares on the basis of one new share for every 36,000 shares currently held. A cash consideration equal to US $1.40 multiplied by the number of shares of Territorial common stock, which would otherwise be converted into a fractional share pursuant to the reverse split, will be paid in lieu of issuing fractional new shares. Following the reverse split, expected to occur in March 1998, Territorial will have less than 30 remaining shareholders and will apply for de-registration with the US Securities and Exchange Commission (SEC). Upon completion of the de-registration process, expected to occur approximately 90 days after the shareholders meeting, Territorial will call a meeting of the remaining shareholders to approve the merger with a newly formed subsidiary of SOCO. The merger consideration is essentially a share exchange wherein each Territorial share held prior to the reverse split will be valued at US $1.40 and exchanged for the equivalent value of SOCO shares based on the average trading price for the 10 trading days prior to the date of final closing which is expected to be approximately June 30, 1998.

The directors of Territorial unanimously agreed that the reverse split and the proposed merger is in the best interests of all of the shareholders of Territorial. The directors of Territorial have retained Sayer Securities Limited of Calgary, Alberta to advise as to the fairness from a financial point of view of the consideration to be received by the shareholders.

SOCO holds interests in and operates Territorial's interests in Mongolia and Thailand. In addition, SOCO has interests in producing properties in Russia, England and Yemen and non-producing properties in Tunisia and Vietnam. Following the merger, Mr. Daniel A. Mercier, Chairman and Chief Executive Officer of Territorial, will become an officer of SOCO. Mr. William C. Penttila, President of Territorial, and Mr. Dennis M. Buck, Vice President, Exploration of Territorial are officers of Exploration Associates Inc., an exploration consulting company which has provided consulting services to both Territorial and SOCO in the past. Exploration Associates Inc. will continue to provide consulting services to SOCO following the merger.

For further information please contact Daniel Mercier or Douglas Baker at (403) 233-7914.